Exhibit 99.1

Press Release

TNS, Inc. Announces Third Quarter 2010 Financial Results

• Q3 Revenues of $131 Million; GAAP EPS of $0.15

• Q3 Adjusted Earnings Excluding Pre-Tax Charges of $0.52 per Share

• Updated, Narrowed 2010 EPS Outlook Includes $0.05-$0.06 per Share Cequint Dilution

RESTON, Va. – November 1, 2010 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its third quarter 2010 results.

Henry H. Graham, Jr., CEO, commented, “Third quarter results were within our reduced outlook range as we focused our execution in both the Payments and Telecommunication Services Divisions and the Financial Services Division absorbed the remaining rationalization in the market data services in our US customer base.  During the third quarter, we entered into a contract and have begun implementation with Continental Airlines to provide global payment gateway services through the airline’s reservation system, our first significant piece of card not present business in North America.  In TSD, the CSG integration is proceeding smoothly toward conclusion and is on track to deliver expected synergies, and we are working to accelerate new product introductions, including those of the recently acquired Cequint, Inc.  With greater consistency in our businesses, solid pipelines and stronger conversion of opportunities building in all divisions, we are encouraged with our progress.”

TNS acquired the Communication Services Group (CSG) on May 1, 2009 and has included its results in the Telecommunication Services Division from that date.  Therefore, first nine months 2010 results are not comparable to those of prior periods.

Total revenue for the third quarter of 2010 decreased 6.3% to $131.2 million from third quarter 2009 revenue of $140.1 million.  On a constant dollar basis, revenues for the third quarter of 2010 decreased 5.2% to $132.8 million.

Third quarter 2010 GAAP net income increased to $4.0 million, or $0.15 per share, from third quarter 2009 GAAP net income of $3.2 million, or $0.12 per share.  Included in GAAP net income for the third quarter of 2010 were: a pre-tax charge of $1.1 million, or $0.02 per share, of accelerated depreciation related to certain network assets associated with the CSG integration; $0.7 million, or $0.01 per share, of acquisition costs in accordance with FASB ASC 805 “Business Combinations” related to the Cequint acquisition; and a pre-tax charge associated with severance of $0.3 million, or $0.01 per share.  Included in third quarter 2009 results was a pre-tax charge associated with severance of $1.7 million, or $0.05 per share.  Excluding the abovementioned charges, third quarter 2010 GAAP net income was $5.3 million, or $0.20 per share, versus $4.4 million, or $0.17 per share in third quarter 2009.  Also included in third quarter 2010 GAAP net income is a $2.7 million loss, or $0.05 per share, primarily related to the revaluation of certain foreign currency denominated assets held by TNS’ Irish subsidiary.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the third quarter of 2010 decreased 5.4% to $34.8 million, or 26.6% of revenue, versus $36.8 million, or 26.3% of revenue, for the third quarter of 2009.  Excluding the abovementioned $0.3 million pre-tax severance charge and $0.7 million of acquisition costs from third quarter 2010 results and the $1.7 million severance charge from third quarter 2009 results, EBITDA before stock compensation expense decreased 7.1% to $35.8 million, or 27.3% of revenue, from $38.6 million, or 27.5% of revenue.  On a constant dollar basis and excluding the abovementioned charges, EBITDA before stock compensation expense for the third quarter of 2010 decreased 5.2% to $36.6 million, or 27.5% of revenue.

Adjusted earnings decreased 21.3% to $12.2 million, or $0.46 per share, for the third quarter of 2010 compared to adjusted earnings of $15.5 million, or $0.59 per share, for the third quarter of 2009.  Excluding the above-mentioned $2.1 million in pre-tax charges from third quarter 2010 and the $1.7 million severance charge from third quarter 2009 results, adjusted earnings decreased 17.8% to $13.9 million, or $0.52 per share from $16.9 million, or $0.65 per share.  Included in third quarter 2010 adjusted earnings is a $2.7 million loss, or $0.08 per share, primarily related to the revaluation of certain foreign currency denominated assets held by TNS’ Irish subsidiary.  On a net basis, foreign currency translation and revaluation negatively impacted third quarter 2010 results by $0.03 per share versus TNS’ outlook.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above, at currency exchange rates reported for third quarter 2010 and at the 2009 rates.

(In millions, except per share amounts)

	Third Quarter 2010	Third Quarter 2009	% Change	Third Quarter 2010 @ 2009 FX Rates	%Change @ 2009 FX Rates

Revenues	$131.2	$140.1	-6.3%	$132.8	(5.2)%

After tax adjusted earnings	$13.9	$16.9	-17.8%	$14.1	(17.1)%
Adjusted earnings per share	$0.52	$0.65	-19.5%	$0.53	(18.4)%
Shares Outstanding	26.7	26.1	2.2%	26.7	2.2%

Financial Review:

Third Quarter 2010

Third quarter 2010 total revenue decreased 6.3% to $131.2 million from third quarter 2009 revenue of $140.1 million. Commencing this year, TNS reports revenue in three global divisions: Payments; Financial Services; and Telecommunication Services.  Revenues generated outside North America, formerly reported as the International Services Division (ISD), are now incorporated into Payments and Financial Services, respectively, and ISD has been eliminated.  Please see historical divisional breakouts in the financial tables in this release.  Included in third quarter 2010 revenue are the following components:

•                  Revenue from the Telecommunication Services Division decreased 10.7% to $64.7 million from third quarter 2009 revenue of $72.4 million. Included in revenues were pass-through charges of $1.9 million and $2.3 million for the third quarters of 2010 and 2009, respectively.  Excluding the decrease in pass-through charges, revenue decreased 10.5%, primarily due to a decrease of $7.0 million in anticipated volume reductions and pricing concessions to legacy CSG customers;  $1.3 million due to the loss of a wireless customer that decided to consolidate its services under an alternative provider, as was previously disclosed; $0.8 million related to the termination of services by TNS’ former caller ID provider which, as previously disclosed, occurred primarily in connection with the CSG acquisition; and $0.8 million due to a reduction in volumes in TNS’ payphone fraud and validation service. This was offset by $2.6 million due to the implementation of services for new and current wireless customers and continued growth from current wireline customers.

•                  On a sequential basis, revenue from the Telecommunication Services Division increased $0.4 million to $64.7 million from second quarter 2010 revenue of $64.3 million.  Included in revenues were pass-through charges of $1.9 million and $2.1 million for the third and second quarters of 2010, respectively.  Excluding the decrease in pass-through charges, revenues increased $0.6 million as a result of the following: $1.7 million due to the implementation of services for new and current wireless customers and continued growth from current wireline customers, offset by $0.8 million in anticipated volume reductions and pricing concessions to legacy CSG customers; and $0.3 million from the previously mentioned loss of the wireless customer that consolidated its services under an alternative provider.

•                  Revenue from the Payments Division decreased 2.4% to $50.0 million from $51.3 million in third quarter 2009.  Excluding the negative impact of foreign currency translation of $1.5 million, revenues increased $0.2 million on a constant currency basis as follows:

•                  Revenue from the European payments business increased 9.5%, or $2.4 million, primarily due to $2.2 million in market share gains in the UK, Spain and France, and a $0.3 million increase in card present gateway revenue. This was partially offset by a reduction of $0.1 million due to the loss of an ATM processing customer as previously disclosed.

•                  Revenue from the payments business in Asia Pacific increased 9.3%, or $0.6 million, due to an increase of 33%, or $0.8 million, of card not present gateway revenue and $0.5 million of market share gains in dial and broadband services. This was partially offset by a decrease of $0.7 million due to the loss by one customer of a significant portion of its dial business as previously disclosed.

•                  Revenue from the payments business in North America decreased 13.6%, or $2.7 million, primarily due to: a decrease of $2.0 million relating to pricing compression and transaction volume declines related to certain dial customers; $0.8 million from TNS’ ATM software product referred to as SONIC, which we ceased selling in fourth quarter of 2009; and a $0.5 million reduction in TNS’ Canadian ATM processing business due primarily to a customer in-sourcing its processing services which resulted in the sale of certain ATM processing equipment in the second quarter as previously disclosed. These decreases were offset by $0.6 million of increases in traffic allocations from existing customers in TNS’ dial business.

•                  Revenue from the Financial Services Division increased 0.9% to $16.5 million from third quarter 2009 revenue of $16.4 million.  Excluding the negative impact of foreign currency translation of $0.1 million, revenues increased $0.2 million on a constant currency basis as follows:

•                  Revenues from the European and Asia Pacific financial services businesses increased 14.4%, or $0.4 million, and 33.2%, or $0.5 million, respectively. These increases are due to the continued expansion of the number of customer endpoints connected to TNS’ network in both regions.

•                  Revenues from the North American financial services business decreased 5.9%, or $0.7 million, due primarily to the continued rationalization of market data access services, which was partially offset by growth in bandwidth-based services through participants in the foreign exchange community.

Third quarter 2010 gross margin decreased 370 basis points to 50.0% from 53.7% in the third quarter of 2009 due primarily to pricing concessions and volume reductions from TSD customers mentioned above and to a lesser extent from increases in POS dial access rates in the U.S.  This was partially offset by a reduction in TNS’ fixed network expense from the continued integration of the legacy CSG network and TNS network.

Financial Outlook

Full Year 2010

TNS has adjusted its Full Year and Fourth Quarter 2010 outlook to account for third quarter results, for recently acquired Cequint, Inc., and for a revised foreign currency impact as follows:

•                  The inclusion of Cequint, Inc. results in the Telecommunication Services Division from October 1, 2010 onward, contributing approximately $2 million to fourth quarter revenue, approximately $4 million to fourth quarter capital expenditures, and diluting fourth quarter adjusted earnings by approximately $1.2-$1.5 million, or $0.05-$0.06 per share; and

•                  Additional impact from foreign currency exchange resulting from recent increases in the euro, the British pound, and the Australian dollar, estimated to increase revenue by $2 million and adjusted earnings per share of $0.01 in the fourth quarter. This is in addition to the $1.5 million benefit to revenue and $0.03 negative impact to adjusted earnings per share in the third quarter.

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2010.  Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2010	Full Year 2009	% Change	Prior Full Year 2010

Revenues	$526 - $529	$475	10% - 11%	$521 - $526

After tax adjusted earnings	$61.8 - $63.4	$57.1	8% - 11%	$64 - $67
Adjusted earnings per share	$2.33 - $2.38	$2.21	5% - 7%	$2.38 - $2.48
Shares Outstanding	26.6	25.9	3%	26.9

Fourth Quarter 2010

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the fourth quarter of 2010.

(In millions, except per share amounts)

	Fourth Quarter 2010	Fourth Quarter 2009	% Change

Revenues	$134 - $137	$137.5	(3)% - (0)%

After tax adjusted earnings	$14.2 - $15.8	$18.4	(23)% - (14)%
Adjusted earnings per share	$0.55 - $0.61	$0.69	(20)% - (12)%
Shares Outstanding	25.9	26.6	(3)%

In accordance with GAAP, during the fourth quarter, TNS expects to record additional non-cash accelerated depreciation charges of $1.1 million, or $0.02 per share, associated with office and network equipment as part of the CSG integration; however, this charge is not included in TNS’ outlook above.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Despite lower revenue and gross margin comparisons from last year, TNS continues to maintain consistent levels of EBITDA conversion, and we anticipate the business will continue to stabilize in the fourth quarter of this year.  Through the third quarter, TNS generated approximately $78 million in cash flow from operations.  As previously announced, as part of our acquisition of Cequint, Inc. we amended certain covenants in our senior secured credit facility to enable us to repurchase up to $50 million of our common stock over the next 18 months.  To date during the fourth quarter, we have repurchased

915,333 common shares for an aggregate of $16.6 million.  For the remainder of the year, we are focused on execution in an effort to exit the fourth quarter well-positioned to deliver on our growth objectives in 2011.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

EBITDA before stock compensation expense is determined by adding the following items to Net Income, the closest GAAP financial measure: equity in net loss of unconsolidated affiliate, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, certain non-cash items, including amortization of intangible assets, stock compensation expense and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.  We present adjusted earnings and related per-share amounts because we believe they provide useful information regarding our operating results in addition to our GAAP measures. We rely on adjusted earnings as the primary measure to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of these certain and other non-cash charges.

We believe that the disclosure of EBITDA before stock compensation expense and adjusted earnings are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, EBITDA before stock compensation expense should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share as supplemental information only.

Conference Call

TNS will hold a conference to discuss third quarter 2010 results today, November 1, 2010 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-224-4324, passcode # 51970722. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from November 1, 2010 at 8:00 p.m. Eastern Time through November 8, 2010, and can be accessed by dialing 617-801-6888, passcode # 61009395.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2010 and in the company’s quarterly reports on Form 10-Q filed with the SEC on May 10, 2010 and August 9, 2010.  In addition, the statements in this press release are made as of November 1, 2010.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to November 1, 2010.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Revenues	$131,246	$140,105	$392,020	$337,322
Operating expenses:
Cost of network services	65,700	64,940	195,031	160,044
Engineering and development	9,266	10,379	27,819	25,855
Selling, general, and administrative	22,851	30,942	72,395	74,309
Depreciation and amortization of property and equipment(1)	11,467	9,013	35,258	22,841
Amortization of intangible assets	8,547	9,102	28,429	22,859
Total operating expenses(2),(3),(4)	117,831	124,376	358,932	305,908

Income from operations	13,415	15,729	33,088	31,414
Interest expense (5)	(5,748)	(11,952)	(17,694)	(24,821)
Other (expense) income	(2,545)	583	3,365	370
Income before income taxes, and equity in net loss of unconsolidated affiliate	5,122	4,360	18,759	6,963
Income tax provision	(877)	(1,129)	(6,848)	(3,250)
Equity in net loss of unconsolidated affiliate	(224)	(27)	(289)	(80)
Net income	$4,021	$3,204	$11,622	$3,633
Basic and diluted earnings per share:
Basic net income per common share	$0.15	$0.13	$0.45	$0.14
Diluted net income per common share	$0.15	$0.12	$0.43	$0.14
Basic weighted average common shares outstanding	26,189,608	25,481,084	26,083,076	25,279,307
Diluted weighted average common shares outstanding	26,714,235	26,149,432	26,772,268	25,624,200

FOOTNOTES:

(1)          Included in depreciation and amortization of property and equipment for the three and nine months ended September 30, 2010 are $1.1 million and $4.3 million of accelerated depreciation charges, or $0.02 and $0.08 per share, as part of the CSG integration.

(2)          Included in operating expenses for the three and nine months ended September 30, 2010 are pre-tax severance charges of $0.3 million and $1.3 million, or $0.01 and $0.02 per share.

(3)          Included in operating expenses for the three and nine months ended September 30, 2010 are costs relating to the acquisition of Cequint of $0.7 million, or $0.01 per share, which were expensed in accordance with FASB ASC 805, Business Combinations.

(4)          Included in operating expenses for the nine months ended September 30, 2009 are costs relating to the acquisition of CSG of $1.6 million, or $0.04 per share, which were expensed in accordance with FASB ASC 805, Business Combinations. Included in the three and nine months ended September 30, 2009 are pretax charges of $1.7 million, or $0.05 per share, relating to severance.

(5)          Included in interest expense for the nine months ended September 30, 2009 is a $1.7 million charge, or $0.04 per share, related to the write off of deferred finance fees on the 2007 credit facility, following the completion of the May 2009 Credit Facility.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,471	$32,480
Accounts receivable, net	98,569	97,840
Other current assets	24,103	32,614
Total current assets	163,143	162,934

Property and equipment, net	128,056	125,596
Goodwill	15,019	14,844
Identifiable intangible assets, net	240,623	268,925
Other assets	33,140	29,147
Total assets	$579,981	$601,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$75,152	$88,009
Deferred revenue	13,801	13,970
Current portion of long – term debt, net of discount (1)	13,236	15,119
Total current liabilities	102,189	117,098

Long-term debt, net of current portion and discount (1)	327,367	354,594
Other liabilities	15,192	8,414
Total liabilities	444,748	480,106

Total stockholders’ equity	135,233	121,340
Total liabilities and stockholders’ equity	$579,981	$601,446

FOOTNOTES:

(1) Reconciliation of long –term debt balance:

	9/30/10	12/31/09

Current portion of long-term debt, net of discount	13,236	15,119
Long-term debt, net of current portion and discount	327,367	354,594
	340,603	369,713
Unamortized Original Issue Discount	3,767	4,658
Credit Facility outstanding at September 30, 2010	344,370	374,371

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net income	$4,021	$3,204	$11,622	$3,633
Non-cash items	20,657	27,161	66,574	66,712
Working capital changes	(3,477)	3,241	380	3,919
Net cash provided by operating activities:	21,201	33,606	78,576	74,264
Purchases of property and equipment, net	(15,672)	(12,668)	(36,814)	(23,804)
Cash paid for business acquisitions, net of cash acquired	—	(3,805)	(544)	(230,002)
Net cash used in investing activities:	(15,672)	(16,473)	(37,358)	(253,806)
Proceeds from issuance of long-term debt, net (1)	—	—	—	201,612

Repayment of long-term debt	—	(20,000)	(30,000)	(40,000)
Payment of long-term debt financing costs	—	—	—	(175)
Proceeds from stock option exercise	10	7,020	1,908	7,401
Purchase of treasury stock	(548)	(646)	(3,432)	(1,458)
Net cash (used in) provided by financing activities:	(538)	(13,626)	(31,524)	167,380
Effect of exchange rates on cash and cash equivalents	5,092	2,041	(1,703)	1,985
Net increase (decrease) in cash and cash equivalents	10,083	5,548	7,991	(10,177)
Cash and cash equivalents, beginning of period	30,388	23,126	32,480	38,851
Cash and cash equivalents, end of period	$40,471	$28,674	$40,471	$28,674

FOOTNOTES:

(1)           Reconciliation of proceeds from issuance of long-term debt and May 2009 Credit Facility

Proceeds from issuance of long-term debt	201,612
Original Issue Discount	23,000
Financing fees related to issuance of debt	5,388
May 2009 Credit Facility	230,000

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
EBITDA before stock compensation expense:
Net Income (GAAP)	$4,021	$3,204	$11,622	$3,633
Add back the following items:
Equity in net loss of unconsolidated affiliate	224	27	289	80
Provision for income taxes	877	1,129	6,848	3,250
Other expense (income)	2,545	(583)	(3,365)	(371)
Interest expense	5,748	11,952	17,694	24,821
Depreciation and amortization of property and equipment	11,467	9,013	35,258	22,841
Amortization of intangible assets	8,547	9,102	28,429	22,859
Stock compensation expense	1,418	2,985	4,987	7,517
EBITDA before stock compensation expense(1),(2)	$34,847	$36,829	$101,762	$84,630

Adjusted Earnings:
Net income (GAAP)	$4,021	$3,204	$11,622	$3,633
Add provision for income taxes	877	1,129	6,848	3,250
Income before provision for income taxes	4,898	4,333	18,470	6,883

Add back the following items:
Amortization of intangible assets	8,547	9,102	28,429	22,859
Other debt related costs	409	2,977	1,472	7,714
Stock compensation expense	1,418	2,985	4,987	7,517
Adjusted earnings before income taxes	15,272	19,397	53,358	44,973
Income tax provision at 20%	(3,054)	(3,879)	(10,671)	(8,995)
Adjusted earnings(3),(4),(5),(6)	$12,218	$15,518	$42,687	$35,978

Weighted average common shares – diluted	26,714,235	26,149,432	26,772,268	25,624,200
Adjusted earnings per common share – diluted	$0.46	$0.60	$1.59	$1.40

FOOTNOTES:

(1)          Excluding the $0.3 million and $1.3 million in pre-tax severance charges and the $0.7 million of pre-tax costs relating to the Cequint acquisition, EBITDA before stock compensation expense for the three and nine months ended September 30, 2010 was $35.8 million and $103.0 million, respectively.

(2)          Excluding the $1.6 million pre-tax charge related to the acquisition of CSG and the $1.7 million pre-tax charge related to severance, EBITDA before stock compensation expense for the three and nine months ended September 30, 2009 was $38.6 million and $88.0 million, respectively.

(3)          Excluding the $0.3 million in pre-tax severance charges, the $1.1 million of accelerated depreciation as part of the CSG integration and the $0.7 million of pre-tax costs relating to the Cequint acquisition, adjusted earnings for the three months ended September 30, 2010 were $13.9 million, or $0.52 per share.

(4)          Excluding the $1.3 million in pre-tax severance charges, the $4.3 million of pre-tax accelerated depreciation as part of the CSG integration and the $0.7 million of pre-tax costs relating to the Cequint acquisition, adjusted earnings for the nine months ended September 30, 2010 were $47.7 million, or $1.78 per share respectively.

(5)          Excluding the $1.7 million in pretax severance charges, adjusted earnings for the three months ended September 30, 2009 were $16.9 million, or $0.65 per share.

(6)          Excluding the $1.7 million in pre-tax severance charges and $1.6 million pre-tax charge for professional fees related to the acquisition of CSG, adjusted earnings for the nine months ended September 30, 2009 were $38.7 million, or $1.50 per share.

TNS, Inc.

Divisional Revenue Breakout by Quarter in 2009

(Unaudited)

(In millions)

	Q1	Q2	Q3	Q4	2009
Historical Divisions as reported
POS	$18.0	$19.6	$19.8	$18.7	$76.1
TSD	15.0	56.9	72.4	68.4	212.7
FSD	12.1	12.1	12.0	11.5	47.7
ISD	30.2	33.3	35.9	38.9	138.3
	$75.3	$122.0	$140.1	$137.5	$474.8

ISD Split
POS	$26.4	$29.2	$31.5	$33.7	$120.8
FSD	3.8	4.1	4.4	5.2	17.5
	$30.2	$33.3	$35.9	$38.9	$138.3

2009 Divisional Breakout for 2010 Comparisons

Payments	$44.4	$48.8	$51.3	$52.4	$196.8
Telecommunication Services	15.0	56.9	72.4	68.4	212.7
Financial Services	15.9	16.3	16.4	16.7	65.2
	$75.3	$122.0	$140.1	$137.5	$474.8

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